Exhibit 99.1

Forest Oil Announces Third Quarter 2009 Results

Operated Horizontal Greater Buffalo Wallow Well Drilled and Completed with an Initial Production Rate of 30 MMcfe/d; Forest Adding Rigs to the Play

Two Operated Louisiana Horizontal Haynesville Wells Drilled and Completed with Initial Production Rates of 21 MMcfe/d and 15 MMcfe/d; Forest Adding Rigs to the Play

Third Quarter Average Net Sales Volumes of 476 MMcfe/d (Negatively Affected by 14 MMcfe/d Deferred and Divested Volumes); Organic Growth Anticipated in the Fourth Quarter of 2009

Closed Property Sales of Approximately $116 Million During the Third Quarter and Announced Non-operated Property Divestiture in Canada for Approximately $58 Million; Closed or Reached Agreement on Approximately $200 Million in Property Sales in 2009

DENVER--(BUSINESS WIRE)--November 2, 2009--Forest Oil Corporation (NYSE: FST) (Forest or the Company) today announced financial and operational results for the third quarter of 2009. For the three months ended September 30, 2009, the Company reported the following highlights:

  Average net sales volumes decreased 9% to 476 MMcfe/d compared to the third quarter of 2008 (negatively affected by 14 MMcfe/d of deferred and divested volumes during the quarter)
  Total cash costs per-unit decreased 3% to $2.42 per Mcfe compared to the third quarter of 2008
  Adjusted net earnings per basic share decreased 62% to $0.48 compared to the third quarter of 2008
  Adjusted EBITDA decreased 43% to $192.7 million compared to the third quarter of 2008
  Adjusted discretionary cash flow decreased 50% to $151.5 million compared to the third quarter of 2008
  Adjusted free cash flow increased 180% to $74.6 million compared to the third quarter of 2008

THIRD QUARTER 2009 RESULTS

For the three months ended September 30, 2009, Forest reported net earnings of $172.3 million or $1.53 per basic share. This compares to Forest’s net earnings of $429.0 million or $4.77 per basic share in the corresponding period in 2008. Net earnings for the three months ended September 30, 2009, were affected by the following items:

  The non-cash effect of net unrealized losses on derivative instruments, totaling $79.2 million ($50.6 million net of tax)
  The non-cash effect of unrealized foreign currency exchange gains, totaling $9.7 million ($8.1 million net of tax)
  The non-cash gain on the change in valuation allowance for deferred tax assets totaling $163.9 million ($163.9 million net of tax)
  Rig stacking charges totaling $4.0 million ($2.6 million net of tax)

Without the effects of these items, Forest’s adjusted net earnings for the three months ended September 30, 2009, were $53.5 million or $0.48 per basic share. This is a decrease of 53% compared to Forest’s adjusted net earnings of $113.2 million or $1.26 per basic share in the corresponding 2008 period.

Forest’s adjusted EBITDA decreased 43% for the three months ended September 30, 2009, to $192.7 million, compared to adjusted EBITDA of $336.7 million in the corresponding 2008 period. Forest’s adjusted discretionary cash flow decreased 50% for the three months ended September 30, 2009, to $151.5 million, compared to adjusted discretionary cash flow of $305.7 million in the corresponding 2008 period.

The decrease in net earnings, EBITDA, and discretionary cash flow, each as adjusted, was primarily due to significantly lower realized commodity prices for the three months ended September 30, 2009, compared to the corresponding 2008 period.

Net Sales Volumes, Average Realized Prices, and Revenues

For the three months ended September 30, 2009, Forest’s average oil and gas net sales volumes were 476 MMcfe/d. The net sales volumes for the three months ended September 30, 2009, were impacted by deferred production resulting from non-operated shut-ins and third party pipeline disruptions (11 MMcfe/d), Forest's divestiture activities (3 MMcfe/d), and lower capital expenditures in the third quarter compared to the third quarter budget.

	Three Months Ended September 30, 2009
	Gas (MMcf/d)	Oil (MBbls/d)	NGLs (MBbls/d)	Total (MMcfe/d)

Net sales volumes
United States	297.1	8.8	7.4	394.4
Canada	67.9	1.6	0.6	81.1
Totals	365.0	10.4	8.0	475.6

Average realized prices	Gas ($/Mcf)	Oil ($/Bbl)	NGLs ($/Bbl)	Total ($/Mcfe)

United States	$2.96	65.15	25.90	4.17
Canada	2.55	57.26	27.81	3.48
Average realized prices not including net realized derivative gains	2.88	63.92	26.04	4.05

Realized gains on NYMEX derivatives	2.62	0.31	-	2.02
Realized losses on basis derivatives	(0.20)	-	-	(0.16)
Average realized prices including net realized derivative gains	5.29	64.23	26.04	5.91

Revenues (in thousands)	Gas	Oil	NGLs	Total

United States	$80,810	52,768	17,661	151,239
Canada	15,912	8,531	1,502	25,945
Revenues not including net realized derivative gains	96,722	61,299	19,163	177,184

Realized gains on NYMEX derivatives	87,979	299	-	88,278
Realized losses on basis derivatives	(6,882)	-	-	(6,882)
Revenues including net realized derivative gains	$177,819	61,598	19,163	258,580

Total Cash Costs

Total cash costs per-unit decreased 3% for the three months ended September 30, 2009, to $2.42 per Mcfe compared to $2.50 per Mcfe in the corresponding 2008 period. The decrease in cash costs per-unit was a result of effective cost control initiatives in lease operating expenses and reduced production and property taxes. These decreases were somewhat offset by increased interest expense due to increased debt balances. The following table details the components of total cash costs for the three months ended September 30, 2009, and 2008:

	Three Months Ended September 30,
	2009	Per Mcfe	2008	Per Mcfe
	(In thousands, except per-unit amounts)

Production expense	$51,163	1.17	73,268	1.53
General and administrative expense (excluding stock-based compensation of $5,037 and $4,820, respectively)	12,279	0.28	13,226	0.28
Interest expense	42,653	0.97	30,429	0.64
Current income tax expense	-	-	2,961	0.06
Total cash costs	$106,095	2.42	119,884	2.50

Total cash costs is a non-GAAP measure calculated in accordance with oil and gas industry standards that is used by management to assess the Company’s cash operating performance. Total cash costs is defined as all cash operating costs, including production expense; general and administrative expense (excluding stock-based compensation); interest expense; and current income tax expense.

Depreciation, Depletion, and Amortization Expense

Forest’s depreciation, depletion, and amortization expense per-unit decreased 48% for the three months ended September 30, 2009, to $1.49 per Mcfe compared to $2.86 per Mcfe in the corresponding 2008 period. The decrease was primarily due to non-cash ceiling test write-downs of oil and gas properties for the three months ended December 31, 2008, and March 31, 2009.

Exploration and Development Capital Expenditures

Forest invested $76.9 million in exploration and development activities (excluding capitalized interest, stock-based compensation, and asset retirement obligations) for the three months ended September 30, 2009, compared to a $398.8 million investment in the corresponding 2008 period. The decrease in exploration and development capital expenditures for the three months ended September 30, 2009, was a result of a significantly reduced rig count.

OPERATIONAL PROJECT UPDATE

Forest entered the third quarter of 2009 operating seven drilling rigs and decreased to two rigs during the quarter. Activity was deferred in the third quarter to avoid producing flush production from the Company’s Greater Buffalo Wallow Area and East Texas and Northern Louisiana programs into a weak gas market during the fall 2009 shoulder season. Forest has commenced the expansion of its rig count, currently operating seven rigs, and anticipates further rig mobilizations in the fourth quarter of 2009.

Greater Buffalo Wallow Area – Granite Wash (Texas Panhandle)

Forest drilled and completed its second operated horizontal Granite Wash well that produced into the sales line at an initial 24-hour rate of 10.4 MMcf/d, 1,300 Bbls/d of oil and 2,000 Bbls/d of NGLs, for an equivalent rate of 30 MMcfe/d, in early October 2009. Forest has a 94% working interest in this well.

Forest holds approximately 93,000 net acres, of which 2,000 net acres were added in the area since the second quarter of 2009. Forest currently has three operated horizontal drilling rigs and three non-operated horizontal rigs active in the play and expects to drill and complete an additional two operated wells in the fourth quarter of 2009.

East Texas and Northern Louisiana

Forest drilled and completed its third and fourth Haynesville Shale wells in Louisiana in September and October of 2009. These two wells produced into the sales line at an average initial 24-hour rate of 21 MMcfe/d and 15 MMcfe/d while still cleaning up fracture load. Forest has an average 81% working interest in these wells. Forest intends to maintain a one to two rig drilling program in Louisiana for the remainder of 2009.

H. Craig Clark, President and CEO, stated, “We conserved our capital in 2009 in the worst gas drilling environment from a financial perspective in seven years. With service costs approaching the trough in the cycle and commodity prices showing stability in 2010, we expect to continue to increase our core activity in the fourth quarter. The increase in activity should result in a return to organic production growth during the quarter. We intend to continue to high grade our portfolio through non-core divestitures and stepping up our activity on our two largest assets, the Greater Buffalo Wallow and East Texas and Northern Louisiana areas. We believe the work we performed in 2009 to remap these areas and advance our drilling and completion techniques will allow us to continue to deliver top tier wells in these areas and certainly gives us the confidence to expand our programs even further in 2010.”

LIQUIDITY

The Company closed two previously announced asset divestiture packages located in West Texas and New Mexico for proceeds of approximately $116 million and generated adjusted free cash flow of $74.6 million for the three months ended September 30, 2009. These amounts were used to repay a portion of the outstanding borrowings under Forest’s bank credit facilities. At September 30, 2009, Forest had approximately $453.4 million outstanding under its bank credit facilities. The Company’s borrowing base was recently reaffirmed at $1.62 billion resulting in approximately $1.16 billion of remaining borrowing capacity under its bank credit facilities at September 30, 2009. Forest intends to use additional asset divestitures and free cash flow in 2009 to repay a portion of the outstanding borrowings under its bank credit facilities.

PROPERTY DIVESTITURES

In addition to the sale of properties in West Texas and New Mexico, Forest has entered into a definitive agreement to sell its non-operated interest in the Ansell/Sundance Field in Alberta, Canada, for approximately $58 million. This transaction is expected to close before December 1, 2009. Year-to-date dispositions for 2009, including the divestitures described above, are expected to yield proceeds of approximately $200 million with associated production of 18 MMcfe/d. Forest intends to continue to sell non-core properties to streamline its portfolio and prepare for more active development of its core assets in 2010 and 2011.

NATURAL GAS, OIL, AND BASIS DERIVATIVES

As of November 2, 2009, Forest had natural gas and oil derivatives in place for the remainder of 2009 and 2010 covering the aggregate average daily volumes and weighted average prices shown below. The NYMEX derivatives provide price protection on an estimated 70% and 26% of the midpoint of the remaining 2009 guided natural gas and oil net sales volumes, respectively. None of these natural gas and oil derivatives contain knock-out provisions that would cause a derivative to cease to exist at prices below an established threshold. The derivative counterparties consist mainly of commercial banks that are lenders under our credit facilities, or affiliates of such banks.

	Oct. - Dec. 2009		2010
Natural gas swaps:
Contract volumes (Bbtu/d)	210.0	(1)	160.0
Weighted average price (per MMBtu)	$7.49		6.34

Natural gas collars:
Contract volumes (Bbtu/d)	40.0		-
Weighted average ceiling price (per MMBtu)	$9.76		-
Weighted average floor price (per MMBtu)	$7.31		-

Summary weighted average natural gas derivatives:
Contract volumes (Bbtu/d)	250.0	(1)	160.0
Weighted average ceiling price (per MMBtu)	$7.85		6.34
Weighted average floor price (per MMBtu)	$7.46		6.34

Oil swaps:
Contract volumes (MBbls/d)	4.5		3.0
Weighted average price (per Bbl)	$69.01		76.06

Oil collars:
Contract volumes (MBbls/d)	-		2.0
Weighted average ceiling price (per Bbl)	$-		98.50
Weighted average floor price (per Bbl)	$-		60.00

Summary weighted average oil derivatives:
Contract volumes (MBbls/d)	4.5		5.0
Weighted average ceiling price (per Bbl)	$69.01		$85.04
Weighted average floor price (per Bbl)	$69.01		$69.64

_________________________

(1) 10.0 Bbtu/d of natural gas swaps are subject to a written put of $6.00 per MMBtu.

Forest also has basis derivatives in connection with NYMEX natural gas derivatives in order to fix the price differential between the NYMEX price and the index price at which the natural gas production is sold. As of November 2, 2009, Forest had basis derivatives in place for the remainder of 2009 and 2010 covering the aggregate average daily volumes and weighted average prices shown below. Basis derivatives provide differential price protection on an estimated 57% of the midpoint of the remaining 2009 guided natural gas volumes.

	Oct. - Dec. 2009	2010
Houston Ship Channel basis swaps:
Contract volumes (Bbtu/d)	50.0	50.0
Weighted average price (per MMBtu)	$(0.33)	(0.29)

NGPL TxOk basis swaps:
Contract volumes (Bbtu/d)	40.0	40.0
Weighted average price (per MMBtu)	$(0.53)	(0.44)

AECO basis swaps:
Contract volumes (Bbtu/d)	25.0	-
Weighted average price (per MMBtu)	$(0.65)	-

NGPL Mid-Con basis swaps:
Contract volumes (Bbtu/d)	60.0	60.0
Weighted average price (per MMBtu)	$(1.04)	(1.04)

Centerpoint basis swaps:
Contract volumes (Bbtu/d)	30.0	30.0
Weighted average price (per MMBtu)	$(0.95)	(0.95)

Summary weighted average basis swaps
Contract volumes (Bbtu/d)	205.0	180.0
Weighted average price (per MMBtu)	$(0.70)	(0.68)

UPDATED 2009 GUIDANCE

Forest revised its 2009 full year net sales volumes guidance to reflect the effects of asset sales (2 Bcfe) and the negative effects of third-party pipeline or infrastructure shut-ins (1 Bcfe). The guidance below represents Forest’s updated net sales volumes, production expense, and general and administrative expense (excluding stock-based compensation) for the full year 2009. Except as indicated below, all other guidance detailed in Forest’s press releases dated May 4, 2009, and February 3, 2009, has not changed.

The following guidance is subject to all of the cautionary statements and limitations described in Forest’s press release dated February 3, 2009, under the heading “Guidance,” and in this press release below, under the heading “Forward-Looking Statements.”

Oil and Gas Net Sales Volumes: Forest is revising its previously guided range downward to 182 – 192 Bcfe in 2009 to adjust for 3 Bcfe of net sales volumes related to Forest’s divestiture activities and third-party pipeline or infrastructure shut-ins during the year. The Company anticipates that oil and gas net sales volumes will be in the lower end of the guided range. Net sales volumes are expected to be comprised of approximately 75% natural gas and 25% liquids (15% crude and condensate and 10% natural gas liquids).

Production Expense: As a result of cost cutting efforts employed by the Company during 2009 to lease operating expenses and lower expected production and property taxes, Forest has reduced the mid-point of its guidance by an additional 8%, lowering the guided range from $225 – $255 million, or $1.20 to $1.30 per Mcfe, down to $215 – $225 million, or approximately $1.15 to $1.20 per Mcfe.

General and Administrative (G&A) Expense: As a result of cost cutting efforts employed by the Company during 2009 to G&A expense, Forest has reduced the mid-point of its guidance by an additional 17%, lowering the guided range from $55 – $60 million, or approximately $0.29 to $0.32 per Mcfe, down to $45 – $50 million, or approximately $0.24 to $0.26 per Mcfe.

NON-GAAP FINANCIAL MEASURES

In addition to net earnings determined in accordance with generally accepted accounting principles (GAAP), Forest has provided adjusted net earnings, a non-GAAP financial measure, which facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are difficult to predict or to measure in advance and are not directly related to Forest’s ongoing operations. Adjusted net earnings should not be considered a substitute for net earnings as reported in accordance with GAAP. The following is a reconciliation of GAAP net earnings to adjusted net earnings:

	Three Months Ended
	September 30,
	2009	2008

Net earnings	$172,311	429,007
Unrealized losses (gains) on derivative instruments, net of tax	50,550	(317,392)
Unrealized foreign currency exchange (gains) losses, net of tax	(8,103)	3,717
Unrealized losses on other investments, net of tax	-	9,365
Change in valuation allowance for deferred tax assets	(163,858)	-
Rig stacking, net of tax	2,571	-
Gain on sale of assets, net of tax	-	(11,526)
Adjusted net earnings	53,471	113,171

Less: earnings attributable to participating securities*	(1,050)	(2,381)
Adjusted net earnings attributable to common shareholders	$52,421	110,790

Weighted average number of basic shares outstanding	110,054	87,987

Adjusted basic earnings attributable to common shareholders per common share*	$0.48	$1.26

* Adjusted basic earnings attributable to common shareholders has been restated for the three months ended September 30, 2008, from $1.29 per share to $1.26 per share to record the effects of authoritative guidance issued by the Financial Accounting Standards Board (FASB), which was adopted by the Company on January 1, 2009. This guidance is included in the FASB Codification at Section 260-10 and was originally issued as FASB Staff Position No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities.”

In addition to reporting net earnings as defined under GAAP, Forest also presents adjusted EBITDA, which consists of net earnings plus income tax (benefit) expense; unrealized losses (gains) on derivative instruments, net; unrealized foreign currency exchange (gains) losses; unrealized losses on other investments, net; interest expense; accretion of asset retirement obligations; depreciation, depletion, and amortization; stock-based compensation; and gain on sale of assets. Forest presents adjusted discretionary cash flow, which consists of adjusted EBITDA minus interest expense; current income tax expense; and other. Further, Forest presents adjusted free cash flow, which consists of adjusted discretionary cash flow minus exploration and development capital expenditures (excluding capitalized interest, stock-based compensation, and asset retirement obligations). Management uses adjusted EBITDA, adjusted discretionary cash flow, and adjusted free cash flow as measures of operational performance. Adjusted EBITDA, adjusted discretionary cash flow, and adjusted free cash flow should not be considered as alternatives to net earnings as reported under GAAP. The following is a reconciliation of net earnings to adjusted EBITDA to adjusted discretionary cash flow to adjusted free cash flow (in thousands):

	Three Months Ended
	September 30,
	2009	2008

Net earnings	$172,311	429,007
Income tax (benefit) expense	(163,851)	233,942
Unrealized losses (gains) on derivative instruments, net	79,238	(498,182)
Unrealized foreign currency exchange (gains) losses	(9,723)	4,456
Unrealized losses on other investments, net	-	14,699
Interest expense	42,653	30,429
Accretion of asset retirement obligations	2,014	1,871
Depreciation, depletion, and amortization	65,275	136,731
Stock-based compensation	4,764	4,820
Gain on sale of assets	-	(21,063)
Adjusted EBITDA	192,681	336,710

Interest expense	(42,653)	(30,429)
Current income tax expense	-	(2,961)
Other	1,494	2,425
Adjusted discretionary cash flow	151,522	305,745

Exploration and development capital expenditures	76,879	398,799
Adjusted free cash flow	$74,643	(93,054)

TELECONFERENCE CALL

A conference call is scheduled for Tuesday, November 3, 2009, at 12:00 p.m. MT to discuss the release. You may access the call by dialing toll free 800-399-6298 (for U.S./Canada) and 706-634-0924 (for International) and request the Forest Oil teleconference (ID # 34747386). A Q&A period will follow.

A replay will be available from Tuesday, November 3 through Tuesday, November 17, 2009. You may access the replay by dialing toll free 800-642-1687 (for U.S./Canada) and 706-645-9291 (for International), conference ID # 34747386.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that its future natural gas and liquids production, revenues, cash flows, liquidity, plans for future operations, expenses, outlook for oil and natural gas prices, timing of capital expenditures, and other forward-looking statements are subject to all of the risks and uncertainties normally incident to Forest’s exploration for and development and production and sale of oil and gas.

These risks include, but are not limited to, oil and natural gas price volatility, Forest’s access to cash flows and other sources of liquidity to fund its capital expenditures, its level of indebtedness, its ability to replace production, the impact of the current financial crisis on Forest’s business and financial condition, a lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, economic conditions and other risks as described in reports that Forest files with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Also, the financial results of Forest's foreign operations are subject to currency exchange rate risks. Any of these factors could cause Forest's actual results and plans to differ materially from those in the forward-looking statements.

Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in North America and selected international locations. Forest's principal reserves and producing properties are located in the United States in Arkansas, Louisiana, New Mexico, Oklahoma, Texas, Utah, and Wyoming, and in Canada. Forest's common stock trades on the New York Stock Exchange under the symbol FST. For more information about Forest, please visit its website at www.forestoil.com.

FOREST OIL CORPORATION Condensed Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
	2009	2008
ASSETS	(In thousands)

Current assets:
Cash and cash equivalents	$5,153	$2,205
Accounts receivable	95,537	157,226
Derivative instruments	76,744	169,387
Inventory	68,567	78,683
Other current assets	56,000	65,548
Total current assets	302,001	473,049

Net property and equipment	3,057,961	4,513,164

Deferred income taxes	293,704	-
Goodwill	255,604	253,646
Derivative instruments	2,782	4,608
Other assets	47,383	38,331
	$3,959,435	$5,282,798

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$193,785	$424,941
Accrued interest	39,872	7,143
Derivative instruments	30,589	1,284
Asset retirement obligations	3,456	5,852
Deferred income taxes	12,404	54,583
Other current liabilities	22,943	27,608
Total current liabilities	303,049	521,411

Long-term debt	2,475,413	2,735,661
Asset retirement obligations	95,696	91,139
Derivative instruments	11,148	2,600
Deferred income taxes	-	185,587
Other liabilities	68,541	73,488
Total liabilities	2,953,847	3,609,886

Shareholders' equity:
Common stock	11,228	9,704
Capital surplus	2,630,769	2,354,903
Accumulated deficit	(1,697,614)	(729,293)
Accumulated other comprehensive income	61,205	37,598
Total shareholders' equity	1,005,588	1,672,912
	$3,959,435	$5,282,798

FOREST OIL CORPORATION Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended
	September 30,
	2009	2008
	(In thousands, except per share amounts)

Revenues:
Oil and gas sales	$177,184	474,237
Interest and other	(42)	379
Total revenues	177,142	474,616

Costs, expenses, and other:
Lease operating expenses	34,938	44,912
Production and property taxes	10,873	23,482
Transportation and processing costs	5,352	4,874
Rig stacking	4,027	-
General and administrative (including stock-based compensation of $5,037 and $4,820, respectively)	17,316	18,046
Depreciation, depletion, and amortization	65,275	136,731
Accretion of asset retirement obligations	2,014	1,871
Interest expense	42,653	30,429
Realized and unrealized gains on derivative instruments, net	(5,665)	(449,340)
Gain on sale of assets	-	(21,063)
Other, net	(8,101)	21,725
Total costs, expenses, and other	168,682	(188,333)

Earnings before income taxes	8,460	662,949

Income tax expense (benefit):
Current	-	2,961
Deferred	(163,851)	230,981
Total income tax benefit	(163,851)	233,942

Net earnings	$172,311	429,007

Weighted average number of common shares outstanding:
Basic	110,054	87,987
Diluted	110,222	89,045

Basic earnings per common share	$1.53	4.77

Diluted earnings per common share	$1.53	4.71

FOREST OIL CORPORATION Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended
	September 30,
	2009	2008
	(In thousands)
Cash flows from operating activities:
Net earnings	$172,311	429,007
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, depletion, and amortization	65,275	136,731
Accretion of asset retirement obligations	2,014	1,871
Unrealized losses (gains) on derivative instruments, net	79,238	(498,182)
Unrealized losses on other investments, net	-	14,699
Unrealized foreign currency exchange (gains) losses	(9,723)	4,456
Deferred income tax	(163,851)	230,981
Stock-based compensation	4,764	4,820
Gain on sale of assets	-	(21,063)
Other, net	1,494	(685)

Changes in operating assets and liabilities:
Accounts receivable	4,982	65,458
Other current assets	5,147	(28,687)
Accounts payable and accrued liabilities	7,909	13,386
Accrued interest and other current liabilities	16,091	39,390
Net cash provided by operating activities	185,651	392,182

Cash flows from investing activities:
Capital expenditures	(71,160)	(1,152,969)
Proceeds from sales of assets	115,988	47,049
Other, net	-	12,862
Net cash provided (used) by investing activities	44,828	(1,093,058)

Cash flows from financing activities:
Bank repayments and borrowings, net	(243,179)	681,988
Repurchase of 7% senior subordinated notes	-	(1,750)
Change in bank overdrafts	12,683	-
Proceeds from the exercise of options and from employee stock purchase plan	404	2,434
Other, net	(273)	7,964
Net cash (used) provided by financing activities	(230,365)	690,636

Effect of exchange rate changes on cash	(457)	(75)

Net decrease in cash and cash equivalents	(343)	(10,315)
Cash and cash equivalents at beginning of period	5,496	10,811
Cash and cash equivalents at end of period	$5,153	496

CONTACT:
Forest Oil Corporation
Patrick J. Redmond, 303-812-1441
Director - Investor Relations